Filed pursuant to Rule 424(b)(3)

Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED FEBRUARY 21, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED SEPTEMBER 1, 2011

This Supplement contains performance information for January 2012 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units

Performance Update | January 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
SGF A Units [1]	-0.72%	-0.72%	-8.61%	2.45%	-6.10%	-4.42%
S&P 500 Total Return Index [2]	4.48%	4.48%	4.22%	12.84%	19.24%	15.29%
S&P Goldman Sachs Commodity Index [3]	2.23%	2.23%	-1.96%	9.36%	11.14%	2.57%
It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
In January, markets responded positively to supportive monetary policy from central banks around the world. In the US, the Fed announced that it expected to keep interest rates low through 2014. Meanwhile, in Europe, the European Central Bank was expected to extend its Long-Term Refinancing Operations program by providing additional loans to the region's banks later this year, beyond the nearly half trillion euros (approximately US$650 billion) already distributed to banks in December. This improved the European credit environment, helping France, Italy and Spain to hold successful bond auctions at reduced yields and allowing them to shrug off Standard & Poor's sovereign credit downgrades earlier in the month. Positive sentiment fueled by easy monetary policy led to a rally in global equities, industrial commodities, as well as short and medium term interest rate instruments. Among currencies, it also led to a decline in the US dollar, a rebound in the euro, and a surge in commodity currencies.

The Fund finished the month with a modest decline. It profited from long positions in interest rates, particularly Eurodollar and Euribor contracts, as well as from long exposure to the Australian dollar. In addition, a continued decline in natural gas prices benefited the Fund's short positions. These gains were offset by losses from short positions in metals, including aluminum and zinc. Meanwhile, short exposure to Asian equity indices, such as the Hang Seng Index, caused additional losses, producing an overall net loss for the month

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | January 2012

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2011	-0.72%												-0.72%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units

Performance Update | January 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
SGF B Units [1]	-0.59%	-0.59%	-7.11%	4.11%	-4.60%	-1.06%
S&P 500 Total Return Index [2]	4.48%	4.48%	4.22%	12.84%	19.24%	12.26%
S&P Goldman Sachs Commodity Index [3]	2.23%	2.23%	-1.96%	9.36%	11.14%	-2.44%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
I n January, markets responded positively to supportive monetary policy from central banks around the world. In the US, the Fed announced that it expected to keep interest rates low through 2014. Meanwhile, in Europe, the European Central Bank was expected to extend its Long-Term Refinancing Operations program by providing additional loans to the region's banks later this year, beyond the nearly half trillion euros (approximately US$650 billion) already distributed to banks in December. This improved the European credit environment, helping France, Italy and Spain to hold successful bond auctions at reduced yields and allowing them to shrug off Standard & Poor's sovereign credit downgrades earlier in the month. Positive sentiment fueled by easy monetary policy led to a rally in global equities, industrial commodities, as well as short and medium term interest rate instruments. Among currencies, it also led to a decline in the US dollar, a rebound in the euro, and a surge in commodity currencies.

The Fund finished the month with a modest decline. It profited from long positions in interest rates, particularly Eurodollar and Euribor contracts, as well as from long exposure to the Australian dollar. In addition, a continued decline in natural gas prices benefited the Fund's short positions. These gains were offset by losses from short positions in metals, including aluminum and zinc. Meanwhile, short exposure to Asian equity indices, such as the Hang Seng Index, caused additional losses, producing an overall net loss for the month

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | January 2012

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%												-0.59%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | January 2012

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
SGF I Units [1]	-0.54%	-0.54%	-6.57%	4.72%	-3.99%	3.35%
S&P 500 Total Return Index [2]	4.48%	4.48%	4.22%	12.84%	19.24%	2.93%
S&P Goldman Sachs Commodity Index [3]	2.23%	2.23%	-1.96%	9.36%	11.14%	-14.73%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
I n January, markets responded positively to supportive monetary policy from central banks around the world. In the US, the Fed announced that it expected to keep interest rates low through 2014. Meanwhile, in Europe, the European Central Bank was expected to extend its Long-Term Refinancing Operations program by providing additional loans to the region's banks later this year, beyond the nearly half trillion euros (approximately US$650 billion) already distributed to banks in December. This improved the European credit environment, helping France, Italy and Spain to hold successful bond auctions at reduced yields and allowing them to shrug off Standard & Poor's sovereign credit downgrades earlier in the month. Positive sentiment fueled by easy monetary policy led to a rally in global equities, industrial commodities, as well as short and medium term interest rate instruments. Among currencies, it also led to a decline in the US dollar, a rebound in the euro, and a surge in commodity currencies.

The Fund finished the month with a modest decline. It profited from long positions in interest rates, particularly Eurodollar and Euribor contracts, as well as from long exposure to the Australian dollar. In addition, a continued decline in natural gas prices benefited the Fund's short positions. These gains were offset by losses from short positions in metals, including aluminum and zinc. Meanwhile, short exposure to Asian equity indices, such as the Hang Seng Index, caused additional losses, producing an overall net loss for the month

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | January 2012

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%												-0.54%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P Goldman Sachs Commodity Index (GSCI) is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com